Exhibit 99.1
Sable Offshore Corp. Reports Full Year 2025 Results
Houston, February 27, 2026 — Sable Offshore Corp. (“Sable,” or the “Company”)(NYSE: SOC) today announced its full year 2025 operational and financial results.
2025 Operational and Financial Highlights
•On May 19, 2025, we announced that (i) as of May 15, 2025, we had restarted production at the Santa Ynez Unit and begun flowing oil production to Las Flores Canyon and (ii) we completed our anomaly repair program on Pipeline Segments 324 and 325 of the Santa Ynez Pipeline System as specified by the Consent Decree.
•On May 23, 2025, we closed an upsized underwritten public offering of 10,000,000 shares of Common Stock at a public offering price of $29.50 per share. The gross proceeds from the offering, before deducting discounts and commissions and estimated expenses, were approximately $295.0 million.
•On May 28, 2025, we announced that we successfully completed hydrotests of all segments of the Santa Ynez Pipeline System, satisfying the final operational condition to resume petroleum transportation through Pipeline Segments 324 and 325 as outlined in the Consent Decree.
•As an alternative to the Santa Ynez Pipeline System, we announced that we are also pursuing an OS&T strategy to provide access to domestic and global markets via shuttle tankers for federal crude oil produced from the Santa Ynez Unit in the Pacific Outer Continental Shelf Area.
•On November 10, 2025, we entered into subscription agreements to issue 45,454,546 shares of Common Stock in a private placement to institutional investors at a purchase price of $5.50 per share, raising $250.0 million in gross proceeds.
•On November 24, 2025, we satisfied all conditions to effectiveness of the Second Amendment to the Senior Secured Term Loan, thereby extending the maturity date of the Senior Secured Term Loan to the earlier of (i) March 31, 2027 or (ii) the date falling 90 days after first sales of hydrocarbons. The Second Amendment increased the interest rate from ten percent (10%) per annum to fifteen percent (15%) per annum, compounded annually.
•On December 17, 2025, PHMSA notified us that it concurred with our determination that the Santa Ynez Pipeline System is an interstate pipeline facility under the Pipeline Safety Act, pursuant to which PHMSA is vested with exclusive regulatory authority over interstate pipelines. In its notification, PHMSA additionally states that it considers the Santa Ynez Pipeline System to be an “active” pipeline according to PHMSA regulations.
•On December 23, 2025, PHMSA issued an emergency special permit for segments of the interstate Santa Ynez Pipeline System (specifically Pipeline Segments 324 and 325), related to cathodic protection and seam weld corrosion along Pipeline Segments 324 and 325.
•We reported a net loss of $410.2 million, primarily attributable to production restart related operating expenses, general & administrative expenses, and non-cash interest expense, partially offset by a non-cash change in fair value of warrant liabilities.
•We ended the year with short-term outstanding debt of $921.6 million, inclusive of paid-in-kind interest, and a cash and cash equivalents balance of $97.7 million.
About Sable
Sable Offshore Corp. is an independent oil and gas company, headquartered in Houston, Texas, focused on responsibly developing the Santa Ynez Unit in federal waters offshore California. The Sable team has extensive experience safely operating in California.

Exhibit 99.1
Forward-Looking Statements
The information in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “continue,” “plan,” “forecast,” “predict,” “potential,” “future,” “outlook,” and “target,” the negative of such terms and other similar expressions are intended to identify forward- looking statements, although not all forward-looking statements will contain such identifying words. These statements are based on the current beliefs and expectations of Sable’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Factors that could cause Sable’s actual results to differ materially from those described in the forward-looking statements include: the ability to recommence sales of oil from the Santa Ynez Unit assets, including the potential implementation of an Offshore Storage and Treating Vessel (“OS&T”) strategy, the cost and time required therefor, and production levels once recommenced; availability of future financing; global economic conditions and inflation; increased operating costs; lack of availability of drilling and production equipment, supplies, services and qualified personnel; geographical concentration of operations; environmental and weather risks; regulatory changes and uncertainties; litigation, complaints and/or adverse publicity; privacy and data protection laws, privacy or data breaches, or loss of data; our ability to comply with laws and regulations applicable to our business; and other one-time events and other factors that can be found in Sable’s Annual Report on Form 10-K for the year ended December 31, 2025, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission and are available on Sable’s website (www.sableoffshore.com) and on the Securities and Exchange Commission’s website (www.sec.gov). Except as required by applicable law, Sable undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this press release.
Disclaimers
The Santa Ynez Unit assets restarted production in May 2025. Sable has not sold commercial quantities of hydrocarbons since acquisition of the Santa Ynez Unit. The Santa Ynez Unit was shut in during June of 2015 when the only onshore pipeline transporting hydrocarbons produced from the Santa Ynez Unit to market ceased transportation. Since the May 2025 production restart, the oil produced has been transported via pipeline to storage tanks onshore at Sable’s Las Flores Canyon processing facility where it is being stored pending resumed petroleum transportation through the Santa Ynez Pipeline System or an OS&T vessel. There can be no assurance that the necessary approvals will be obtained that would allow the Company to recommence sales.
Contacts
Investor Contact:
Harrison Breaud
Vice President, Finance & Investor Relations
IR@sableoffshore.com
713-579-8111